EXHIBIT 99.1
Republic Services, Inc. Reports
Third Quarter 2018 Results

●	Generated Earnings of $0.81 Per Share and Adjusted Earnings of $0.82 Per Share, a 22 Percent Increase Over the Prior Year
●	Increased Cash Flow from Operations by $53 million and Adjusted Free Cash Flow by $42 million, a 17 Percent Increase Over the Prior Year
●	Solid Waste Business Contributed 80 Basis Points of Adjusted EBITDA Margin Expansion
●	Reaffirmed 2018 Adjusted Earnings Per Share and Adjusted Free Cash Flow Guidance
●	Provided Preliminary 2019 Financial Outlook
●	Named to the Dow Jones Sustainability World and North America Indices for the Third Consecutive Year

PHOENIX (October 25, 2018) – Republic Services, Inc. (NYSE: RSG) today reported net income of $263.4 million, or $0.81 per diluted share, for the three months ended September 30, 2018, versus $223.2 million, or $0.66 per diluted share, for the comparable 2017 period. Excluding certain gains and expenses, on an adjusted basis, net income for the three months ended September 30, 2018, was $269.0 million, or $0.82 per diluted share, versus $225.2 million, or $0.67 per diluted share, for the comparable 2017 period.

“We are very pleased with our third quarter results. The team capitalized on favorable solid waste trends, successfully executed our short-term plans to mitigate recycling headwinds, and advanced our longer-term plans to transform our recycling business. As a result, we delivered strong top-line growth, EBITDA margin expansion in the solid waste portion of our business and double-digit growth in earnings and free cash flow per share,” said Donald W. Slager, president and chief executive officer. “We now expect to be near the mid-point of our 2018 EPS guidance range and near the high-end of our free cash flow guidance range. The current momentum in our business, along with a favorable economic backdrop, positions us well for continued growth in 2019.”

Third-Quarter Highlights:

•	Adjusted EPS, a non-GAAP measure, was $0.82 per share, an increase of 22 percent over the prior year. Adjusted EPS included an 8-cent headwind from recycling.

•
Cash provided by operating activities was $556 million and adjusted free cash flow, a non-GAAP measure, was $289 million, an increase of approximately 17 percent over the prior year. Adjusted free cash flow per share increased 21 percent over the prior year.

•	Total cash returned to shareholders through dividends and share repurchases was $203 million.

•	Total revenue increased 4.1 percent over the prior year, excluding the impact of the new revenue standard.

•
Core price increased revenue by 3.9 percent, an increase of 30 basis points from the second quarter. Core price consisted of 4.6 percent in the open market and 2.8 percent in the restricted portion of the business, an increase of 20 basis points and 50 basis points from the second quarter, respectively.

•	Revenue growth from average yield was 2.4 percent. Revenue growth from recycling processing fees was an additional 25 basis points.

•	Customer defection remained below 7 percent for the third quarter in a row.

•
Adjusted EBITDA, a non-GAAP measure, was $728 million and adjusted EBITDA margin was 28.4 percent of revenue. The solid waste business contributed 80 basis points of margin expansion, which was more than offset by a 150 basis point headwind from the recycling business, excluding the impact of the new revenue standard.

•	SG&A expense as a percentage of revenue was 10.2 percent, a decrease of 60 basis points over the prior year, excluding the impact of the new revenue standard.

•
The Company invested $53 million in tuck-in acquisitions, bringing the Company's total year-to-date investment to $133 million. For the full year, the Company expects to invest approximately $200 million in value-enhancing acquisitions.

•
Republic continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $625 million in annual revenue tied to either a waste-related index or a fixed-rate increase of 3 percent or greater.

•
The Company was named to both the Dow Jones Sustainability World and North America Indices for the third consecutive year. The rankings highlight Republic's continued leadership in corporate governance, environmental, social and financial sustainability.

Reaffirmed Full-Year 2018 EPS and Free Cash Flow Guidance

Republic reaffirmed its full-year adjusted diluted EPS guidance of $3.05 to $3.10 and its full-year adjusted free cash flow guidance of $1,090 million to $1,115 million. The Company now expects to be near the mid-point of the adjusted EPS guidance range and near the high-end of its adjusted free cash flow guidance range.

Please refer to the Information Regarding Forward-Looking Statements section of this document.

2019 Preliminary Financial Outlook

Republic is providing a preliminary financial outlook for 2019. It should be noted that the preliminary outlook does not represent full detailed guidance, but rather a point-in-time estimate based on its current projections of 2018 performance, early indicators from the 2019 budget process and current business and economic conditions. Consistent with prior practice, the Company will provide formal financial guidance in February 2019.

2019 Preliminary Financial Outlook:

•
Adjusted diluted earnings per share is expected to be in a range of $3.23 to $3.28. This outlook assumes short-term variable interest rates will continue to increase in 2019. For every 100-basis point increase in variable interest rates, annual interest expense would increase approximately $15 million.

•
Adjusted free cash flow is expected to be in a range of $1,125 million to $1,175 million. In 2019, the Company expects to reinvest $75 million of its tax-reform savings into its fleet and front-line employee facilities, which represents a $50 million increase as compared to 2018.

Adjusted free cash flow consists of cash provided by operating activities, less property and equipment received, plus proceeds from the sale of property and equipment, and is exclusive of cash paid for restructuring, net of tax.

Mr. Slager commented, “Next year, as we anniversary the headwinds from recycling, we expect our results to demonstrate the strength and operating leverage of our business. This includes strong top-line growth, 30 to 50 basis points of EBITDA margin expansion and double-digit growth in earnings and free cash flow per share.”

Company Declares Quarterly Dividend

Republic announced today that its Board of Directors declared a regular quarterly dividend of $0.375 per share for shareholders of record on January 2, 2019. The dividend will be paid on January 15, 2019.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, adjusted EBITDA margin, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document. The adjusted diluted earnings per share and adjusted free cash flow related to the full-year guidance and preliminary outlook are described in the 2018 Financial Guidance and 2019 Preliminary Financial Outlook sections of this press release.

Unaudited Supplemental Schedules

Included in Exhibit 99.2 to Republic's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2018 is a proforma presentation of our 2017 financial results had we adopted the new revenue standard as of January 1, 2017.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.®, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at facebook.com/RepublicServices and follow Republic on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Donna Egan (480) 757-9748	Nicole Giandinoto (480) 627-7098

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	September 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$81.9	$83.3
Accounts receivable, less allowance for doubtful accounts and other of $34.5 and $38.9, respectively	1,156.0	1,105.9
Prepaid expenses and other current assets	254.2	247.6
Total current assets	1,492.1	1,436.8
Restricted cash and marketable securities	99.1	141.1
Property and equipment, net	7,913.9	7,777.4
Goodwill	11,382.7	11,315.4
Other intangible assets, net	105.4	141.1
Other assets	408.9	335.2
Total assets	$21,402.1	$21,147.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$661.3	$598.1
Notes payable and current maturities of long-term debt	690.8	706.7
Deferred revenue	336.4	312.1
Accrued landfill and environmental costs, current portion	168.3	135.2
Accrued interest	78.4	74.5
Other accrued liabilities	740.1	808.2
Total current liabilities	2,675.3	2,634.8
Long-term debt, net of current maturities	7,556.7	7,480.7
Accrued landfill and environmental costs, net of current portion	1,673.9	1,686.5
Deferred income taxes and other long-term tax liabilities, net	970.0	796.4
Insurance reserves, net of current portion	275.8	275.4
Other long-term liabilities	326.6	312.1
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 351.8 and 350.1 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	4,911.0	4,839.6
Retained earnings	4,571.6	4,152.5
Treasury stock, at cost; 27.2 and 18.4 shares, respectively	(1,620.4)	(1,059.4)
Accumulated other comprehensive income, net of tax	55.9	22.6
Total Republic Services, Inc. stockholders’ equity	7,921.6	7,958.8
Noncontrolling interests in consolidated subsidiary	2.2	2.3
Total stockholders’ equity	7,923.8	7,961.1
Total liabilities and stockholders’ equity	$21,402.1	$21,147.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$2,565.7	$2,562.0	$7,510.9	$7,481.5
Expenses:
Cost of operations	1,577.4	1,580.1	4,624.4	4,621.6
Depreciation, amortization and depletion	262.4	260.8	781.0	769.0
Accretion	20.1	20.0	60.7	59.9
Selling, general and administrative	260.9	266.7	775.0	783.2
Withdrawal costs - multiemployer pension funds	—	—	—	1.1
Gain on disposition of assets and asset impairments, net	(4.6)	(17.4)	(5.3)	(27.2)
Restructuring charges	9.2	3.7	22.5	12.2
Operating income	440.3	448.1	1,252.6	1,261.7
Interest expense	(96.0)	(90.0)	(287.3)	(269.0)
Loss from unconsolidated equity method investment	(5.6)	(2.2)	(5.7)	(8.2)
Loss on extinguishment of debt	—	—	(0.3)	—
Interest income	0.5	0.3	1.0	1.0
Other income, net	1.1	0.5	3.3	0.9
Income before income taxes	340.3	356.7	963.6	986.4
Provision for income taxes	77.4	133.4	227.1	371.9
Net income	262.9	223.3	736.5	614.5
Net loss (income) attributable to noncontrolling interests in consolidated subsidiary	0.5	(0.1)	(0.5)	(0.5)
Net income attributable to Republic Services, Inc.	$263.4	$223.2	$736.0	$614.0
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.81	$0.66	$2.25	$1.82
Weighted average common shares outstanding	325.5	336.5	327.8	338.2
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.81	$0.66	$2.23	$1.81
Weighted average common and common equivalent shares outstanding	326.9	338.5	329.3	340.1
Cash dividends per common share	$0.375	$0.345	$1.065	$0.985

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Nine Months Ended September 30,
	2018	2017
Cash provided by operating activities:
Net income	$736.5	$614.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	841.7	828.9
Non-cash interest expense	31.4	32.6
Restructuring related charges	22.5	12.2
Stock-based compensation	29.4	27.3
Deferred tax provision	113.7	60.5
Provision for doubtful accounts, net of adjustments	24.4	22.8
Loss on extinguishment of debt	0.3	—
Gain on disposition of assets and asset impairments, net	(1.7)	(22.7)
Withdrawal costs - multiemployer pension funds	—	1.1
Environmental adjustments	3.3	—
Loss from unconsolidated equity method investment	5.7	8.2
Other non-cash items	0.6	(0.8)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(72.1)	(149.0)
Prepaid expenses and other assets	(13.5)	(0.8)
Accounts payable	58.6	30.3
Restructuring expenditures	(18.7)	(14.6)
Capping, closure and post-closure expenditures	(42.5)	(44.5)
Remediation expenditures	(30.2)	(37.7)
Other liabilities	26.4	13.8
Proceeds from retirement of certain hedging relationships	31.1	—
Cash provided by operating activities	1,746.9	1,382.1
Cash used in investing activities:
Purchases of property and equipment	(820.5)	(769.0)
Proceeds from sales of property and equipment	7.9	4.2
Cash used in acquisitions and investments, net of cash acquired	(130.5)	(136.4)
Cash received from (used in) business divestitures	10.6	(10.6)
Purchases of restricted marketable securities	(35.4)	(9.6)
Sales of restricted marketable securities	36.2	9.2
Other	—	0.6
Cash used in investing activities	(931.7)	(911.6)
Cash used in financing activities:
Proceeds from notes payable and long-term debt, net of fees	3,296.7	3,428.1
Proceeds from issuance of senior notes, net of discount and fees	782.0	—
Payments of notes payable and long-term debt and senior notes	(4,032.6)	(3,238.9)
Issuances of common stock, net	19.9	26.7
Purchases of common stock for treasury	(574.9)	(353.3)
Cash dividends paid	(340.0)	(324.8)
Distributions paid to noncontrolling interests in consolidated subsidiary	(0.6)	(0.7)
Other	(7.9)	(5.5)
Cash used in financing activities	(857.4)	(468.4)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(42.2)	2.1
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	179.1	113.0
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$136.9	$115.1

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2017. All amounts below are in millions and as a percentage of our revenue, except per share data.
The results presented below for the three and nine months ended September 30, 2017 reflect our historical presentation prior to the adoption of the new revenue recognition standard. A pro forma presentation of our financial results for the three and nine months ended September 30, 2017 had we adopted the new revenue recognition standard as of January 1, 2017 is included as Exhibit 99.2 to Republic's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2018.
REVENUE
The following table reflects our total revenue by line of business for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Collection:
Residential	$562.8	21.9%	$576.5	22.5%	$1,671.4	22.3%	$1,717.2	23.0%
Small-container	772.1	30.1	752.7	29.4	2,284.8	30.4	2,233.5	29.9
Large-container	560.3	21.8	541.3	21.1	1,630.8	21.7	1,565.4	20.9
Other	11.1	0.5	11.6	0.4	32.7	0.4	32.1	0.4
Total collection (1)	1,906.3	74.3	1,882.1	73.4	5,619.7	74.8	5,548.2	74.2
Transfer	322.6		312.8		931.7		907.0
Less: intercompany	(178.6)		(178.0)		(529.1)		(531.3)
Transfer, net	144.0	5.6	134.8	5.3	402.6	5.4	375.7	5.0
Landfill	590.2		576.1		1,720.7		1,650.5
Less: intercompany	(258.8)		(252.7)		(767.5)		(740.7)
Landfill, net	331.4	12.9	323.4	12.6	953.2	12.7	909.8	12.2
Energy services	51.5	2.0	40.0	1.6	149.6	2.0	103.3	1.4
Other:
Recycling processing and commodity sales (2)	76.0	3.0	130.5	5.1	220.0	2.9	400.4	5.3
Other non-core	56.5	2.2	51.2	2.0	165.8	2.2	144.1	1.9
Total other	132.5	5.2	181.7	7.1	385.8	5.1	544.5	7.2
Total revenue	$2,565.7	100.0%	$2,562.0	100.0%	$7,510.9	100.0%	$7,481.5	100.0%

(1) In accordance with our adoption of the new revenue recognition standard, municipal franchise fees were presented as a reduction to revenue for the three and nine months ended September 30, 2018. Similar fees were presented as a cost of operations for the three and nine months ended September 30, 2017.
(2) In accordance with our adoption of the new revenue recognition standard, rebates paid to customers associated with recycled commodities were presented as a reduction to revenue for the three and nine months ended September 30, 2018. Similar costs were presented as a cost of operations for the three and nine months ended September 30, 2017.

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Average yield	2.4%	2.5%	2.2%	2.5%
Fuel recovery fees	0.8	0.3	0.7	0.4
Total price	3.2	2.8	2.9	2.9
Volume	(0.1)	1.6	0.8	1.5
Recycling processing and commodity sales	(1.0)	0.7	(1.2)	1.4
Energy services	0.1	0.8	0.2	0.6
Total internal growth	2.2	5.9	2.7	6.4
Acquisitions / divestitures, net	1.9	0.4	1.8	0.3
Subtotal	4.1%	6.3%	4.5%	6.7%
Adoption of the new revenue recognition standard	(4.0)%	—%	(4.1)%	—%
Total	0.1%	6.3%	0.4%	6.7%

Core price	3.9%	4.1%	3.8%	4.1%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.5% and 2.4% for the three and nine months ended September 30, 2018, respectively, and 2.7% and 2.6% for the same respective periods in 2017. Core price as a percentage of related-business revenue was 4.2% and 4.0% for the three and nine months ended September 30, 2018, respectively, and 4.3% and 4.4% for the same respective periods in 2017.
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Labor and related benefits	$536.1	20.9%	$507.6	19.8%	$1,604.2	21.4%	$1,502.8	20.1%
Transfer and disposal costs	214.9	8.4	204.0	8.0	617.8	8.2	598.6	8.0
Maintenance and repairs	250.8	9.8	240.0	9.4	742.3	9.9	702.8	9.4
Transportation and subcontract costs	166.5	6.5	153.1	6.0	482.3	6.4	432.1	5.8
Fuel	103.9	4.0	87.2	3.4	289.7	3.9	255.0	3.4
Disposal fees and taxes (1)	82.9	3.2	120.2	4.7	240.4	3.2	348.2	4.7
Landfill operating costs	60.7	2.4	53.6	2.1	169.4	2.3	163.7	2.2
Risk management	52.4	2.0	58.6	2.3	160.5	2.1	162.1	2.2
Cost of goods sold (2)	—	—	57.8	2.3	—	—	176.1	2.4
Other	109.2	4.3	98.0	3.7	317.8	4.2	280.2	3.6
Total cost of operations	$1,577.4	61.5%	$1,580.1	61.7%	$4,624.4	61.6%	$4,621.6	61.8%
(1) Disposal fees and taxes included municipal franchise fees of $39.1 million and $115.0 million for the three and nine months ended September 30, 2017, respectively. In accordance with our adoption of the new revenue recognition standard, these fees were presented as a reduction to revenue for the same respective periods in 2018.
(2) Cost of goods sold included rebates paid to customers associated with recycled commodities for the three and nine months ended September 30, 2017. In accordance with our adoption of the new revenue recognition standard, these costs were presented as a reduction to revenue for the same respective periods in 2018.
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Salaries	$173.9	6.8%	$176.8	6.9%	$520.8	6.9%	$527.0	7.0%
Provision for doubtful accounts	10.8	0.4	8.0	0.3	24.4	0.3	22.8	0.3
Other	76.2	3.0	81.9	3.2	229.8	3.1	233.4	3.2
Total selling, general and administrative expenses	$260.9	10.2%	$266.7	10.4%	$775.0	10.3%	$783.2	10.5%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Republic Services, Inc.	$263.4	$223.2	$736.0	$614.0
Net income attributable to noncontrolling interests	(0.5)	0.1	0.5	0.5
Provision for income taxes	77.4	133.4	227.1	371.9
Other income, net	(1.1)	(0.5)	(3.3)	(0.9)
Interest income	(0.5)	(0.3)	(1.0)	(1.0)
Interest expense	96.0	90.0	287.3	269.0
Depreciation, amortization and depletion	262.4	260.8	781.0	769.0
Accretion	20.1	20.0	60.7	59.9
EBITDA	$717.2	$726.7	$2,088.3	$2,082.4
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share was $0.81 and $2.23 for the three and nine months ended September 30, 2018, as compared to $0.66 and $1.81 for the same periods in 2017. During the three and nine months ended September 30, 2018 and 2017, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share. The tables below set forth such measures on an adjusted basis to exclude such charges, other expenses and gains:

	Three Months Ended September 30, 2018				Three Months Ended September 30, 2017
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$717.2	$340.3	$263.4	$0.81	$726.7	$356.7	$223.2	$0.66
Gain on disposition of assets and asset impairments, net	(4.6)	(4.6)	(2.1)	(0.01)	(17.4)	(17.4)	(2.0)	(0.01)
Restructuring charges	9.2	9.2	7.4	0.02	3.7	3.7	2.2	0.01
Incremental contract startup costs - large municipal contract (1)	0.1	0.1	—	—	2.7	2.7	1.8	0.01
Loss from unconsolidated equity method investment	5.6	—	—	—	2.2	—	—	—
Adoption of the Tax Act (1)	—	—	0.3	—	—	—	—	—
Total adjustments	10.3	4.7	5.6	0.01	(8.8)	(11.0)	2.0	0.01
As adjusted	$727.5	$345.0	$269.0	$0.82	$717.9	$345.7	$225.2	$0.67
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended September 30, 2018.

	Nine Months Ended September 30, 2018				Nine Months Ended September 30, 2017
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,088.3	$963.6	$736.0	$2.23	$2,082.4	$986.4	$614.0	$1.81
Loss on extinguishment of debt and other related costs (1)	0.3	0.3	0.2	—	—	—	—	—
Gain on disposition of assets and asset impairments, net	(5.3)	(5.3)	(2.7)	(0.01)	(27.2)	(27.2)	(6.7)	(0.02)
Restructuring charges	22.5	22.5	17.1	0.06	12.2	12.2	7.4	0.02
Incremental contract startup costs - large municipal contract	5.4	5.4	4.1	0.01	5.0	5.0	3.0	0.01
Withdrawal costs - multiemployer pension funds (2)	—	—	—	—	1.1	1.1	0.7	—
Loss from unconsolidated equity method investment	5.7	—	—	—	8.2	—	—	—
Adoption of the Tax Act (1)	—	—	0.3	—	—	—	—	—
Total adjustments	28.6	22.9	19.0	0.06	(0.7)	(8.9)	4.4	0.01
As adjusted	$2,116.9	$986.5	$755.0	$2.29	$2,081.7	$977.5	$618.4	$1.82
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the nine months ended September 30, 2018.
(2) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the nine months ended September 30, 2017.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the tables above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time period in which they are incurred. We also made an adjustment to exclude the impact associated with our adoption of the Tax Cuts and Jobs Act (the "Tax Act") due to the significant decrease in the federal corporate tax rate and the magnitude of the effect on our operating results. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash provided by operating activities	$555.9	$502.9	$1,746.9	$1,382.1
Property and equipment received	(277.8)	(252.1)	(803.8)	(783.4)
Proceeds from sales of property and equipment	3.6	1.1	7.9	4.2
Restructuring payments, net of tax	4.9	2.3	14.2	8.9
Tax payments related to divestitures	2.4	(6.7)	2.6	(5.6)
Adjusted free cash flow	$289.0	$247.5	$967.8	$606.2
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$278.4	$271.5	$820.5	$769.0
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(13.0)	—	(29.8)	—
Adjustments for property and equipment received during the prior period but paid for in the following period, net	12.4	(19.4)	13.1	14.4
Property and equipment received during the period	$277.8	$252.1	$803.8	$783.4

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of September 30, 2018 and December 31, 2017, accounts receivable were $1,156.0 million and $1,105.9 million, net of allowance for doubtful accounts of $34.5 million and $38.9 million, respectively, resulting in days sales outstanding of 41.0, or 29.1 days net of deferred revenue, compared to 41.6, or 29.5 days net of deferred revenue (adjusted for the impact of the new revenue recognition standard), respectively.
CASH DIVIDENDS
In July 2018, we paid a cash dividend of $112.3 million to shareholders of record as of July 2, 2018. As of September 30, 2018, we recorded a quarterly dividend payable of $121.7 million to shareholders of record at the close of business on October 1, 2018, which was paid on October 15, 2018.
STOCK REPURCHASE PROGRAM
During the three months ended September 30, 2018, we repurchased 1.3 million shares of our stock for $90.5 million at a weighted average cost per share of $72.20. The amount remaining under the share repurchase authorization as of September 30, 2018 was $1.3 billion.

2018 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of adjusted diluted earnings per share guidance for the year ending December 31, 2018, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2018
Diluted earnings per share	$2.98 - $3.03
Withdrawal costs - multiemployer pension funds	—
Gain on disposition of assets and asset impairments, net	(0.01)
Restructuring charges	0.07
Incremental contract startup costs - large municipal contract	0.01
Adjusted diluted earnings per share	$3.05 - $3.10
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the table above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts in 2018). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time period in which they are incurred. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2018, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2018
Cash provided by operating activities	$ 2,137 - 2,162
Property and equipment received	(1,085)
Proceeds from the sale of property and equipment	15
Restructuring payments, net of tax	20
Divestiture related tax payments	3
Adjusted free cash flow	$ 1,090 - 1,115
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

(Anticipated) Year Ending December 31, 2018
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,135
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(50)
Adjustments for property and equipment received during the prior period but paid for in the following period, net	—
Property and equipment received during the period	$1,085

We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
2019 PRELIMINARY FINANCIAL OUTLOOK
Adjusted Diluted Earnings per Share
We are providing our preliminary outlook for 2019. This does not represent full detailed guidance, but rather a point-in-time estimate based on current projections of 2018 performance, early indicators from the 2019 budget process and current economic conditions. Consistent with prior practice, we will provide formal guidance in February 2019 once the budget process is complete and full year 2018 results are reported. The following is a summary of anticipated adjusted diluted earnings per share preliminary outlook for the year ending December 31, 2019, which is not a measure determined in accordance with U.S. GAAP:

(Preliminary Outlook) Year Ending December 31, 2019
Diluted earnings per share	$3.22 - $3.27
Restructuring charges	0.01
Adjusted diluted earnings per share	$3.23 - $3.28
We believe that the presentation of an adjusted diluted earnings per share preliminary outlook, which excludes restructuring charges, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share guidance may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
With respect to the Company's preliminary outlook for adjusted free cash flow, a reconciliation to the closest corresponding GAAP financial measure, which would be cash flow from operations, is not available without unreasonable effort. On a forward-looking basis, we have limited ability to make accurate projections and estimates related to certain measures such as the purchase and sale of property and equipment, which could vary significantly, either individually or in the aggregate.
We believe that presenting an adjusted free cash flow preliminary outlook provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow guidance may not be comparable to similarly titled measures presented by other companies.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts.  More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, particularly under Part I, Item 1A - Risk Factors, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, particularly under Part II, Item 1A - Risk Factors.  Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business.  We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.